UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

 DATE OF REPORT (Date of Earliest Event Reported): JULY 19, 2004 (JULY 19, 2004)

                                   P-COM, INC.
               (Exact Name of Registrant as Specified in Charter)

         DELAWARE                     0-25356                59-1834763
 (State or Other Jurisdiction  (Commission File Number)     (IRS Employer
      of Incorporation)                                  Identification No.)


     3175 S. WINCHESTER BOULEVARD, CAMPBELL, CALIFORNIA        95008
           (Address of Principal Executive Offices)          (Zip Code)


       Registrant's Telephone Number, Including Area Code: (408) 866-3666



          (Former Name or Former Address, if Changed Since Last Report)

ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE.

      Effective at 8:00 a.m. Eastern Time on July 19, 2004, P-Com implemented a 1-for-30 reverse split of its common stock. At the effective time of the reverse stock split, each 30 shares of P-Com's issued and outstanding common stock were combined into one share of P-Com common stock. No fractional shares of P-Com common stock were issued in the reverse stock split. Any stockholders who were entitled to receive a fractional share of P-Com common stock as a result of the reverse stock split received, in lieu of that fractional share, a cash payment equal to a corresponding fraction of the last reported per share sale price of P-Com common stock on the OTC Bulletin Board on Friday July 16, 2004.

      As a result of the reverse stock split:

      o the total number of shares of P-Com common stock issued and outstanding as of July 19, 2004 is approximately 10,400,000;

      o the respective conversion price of each issued and outstanding series of P-Com's convertible preferred stock that is convertible into shares of P-Com common stock has been proportionately increased (multiplied by 30) to reflect the reverse stock split;

      o the respective exercise price of each issued and outstanding warrant to purchase shares of P-Com common stock has been proportionately increased (multiplied by 30) to reflect the reverse stock split;

      o     the new CUSIP number for P-Com common stock is 693262305; and

      o P-Com common stock is now traded on the OTC Bulletin Board of the National Association of Securities Dealers, Inc., under the symbol "PCMC."

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c) Exhibits.

EXHIBIT
NUMBER      DESCRIPTION OF DOCUMENT

3.1 Certificate of Amendment of Restated Certificate of Incorporation, effective as of July 19, 2004.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           P-COM, INC.

                                           By:      /s/ Daniel W. Rumsey
                                                    ----------------------------
                                                    Daniel W. Rumsey
                                                    Vice President and Secretary

Date: July 19, 2004

                                INDEX OF EXHIBITS

EXHIBIT
NUMBER      DESCRIPTION OF DOCUMENT

3.1 Certificate of Amendment of Restated Certificate of Incorporation, effective as of July 19, 2004.